Exhibit 99.1

Herbalife Nutrition Announces Full Year Record Results for the Second Consecutive Year

Annual Records Include: Net Sales of $5.8 Billion, Reported and Adjusted1 Diluted EPS of $4.13 and $4.79, Net Income of $447 Million and Adjusted1 EBITDA of $874 Million

Provides Guidance Including FY 2022 Net Sales Range of Flat to 6% Growth

LOS ANGELES--(BUSINESS WIRE)--February 23, 2022--Herbalife Nutrition Ltd. (NYSE: HLF) today reported financial results for the fourth quarter and full year ended December 31, 2021.

“Global trends continue to drive demand for our science-backed nutrition products, resulting in another record year for Herbalife Nutrition,” said John Agwunobi, Chairman and CEO of Herbalife Nutrition.

HIGHLIGHTS

  Full year 2021 net sales of $5.8 billion increased 4.7% compared to full year 2020, representing the largest annual net sales result in Company history. The Company’s three largest regions: Asia Pacific, North America and EMEA, each set annual net sales records.
  Full year 2021 reported diluted EPS of $4.13 and adjusted1diluted EPS of $4.79, increased by approximately 49% and 29%, respectively, compared to the full year 2020 reported and adjusted1 diluted EPS of $2.77 and $3.71, respectively.
  Full year 2021 reported net income of $447.2 million and adjusted1 EBITDA of $873.5 million, both annual records for the Company.
  During the full year, the Company repurchased approximately 20.4 million shares for a total purchase price of $983 million.
  Fourth quarter 2021 net sales of $1.3 billion decreased 6.6% compared to the fourth quarter 2020.
  Fourth quarter 2021 reported diluted EPS of $0.37 and adjusted1 diluted EPS of $0.57, compared to $0.59 and $0.71, respectively, for the fourth quarter 2020.
  Fourth quarter 2021 reported net income of $38.2 million and adjusted1 EBITDA of $131.6 million.
  Initiating FY 2022 net sales guidance range of 0% - 6% growth, adjusted2 diluted EPS guidance range of $4.25 – $4.75, and adjusted2 EBITDA guidance of $785 million - $845 million. Guidance assumes $50 million in share repurchases per quarter.

____________________

1 Adjusted diluted EPS and adjusted EBITDA are non-GAAP measures. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of these measures to the most directly comparable GAAP measure, and a discussion of why we believe these non-GAAP measures are useful.

2 Adjusted diluted EPS and adjusted EBITDA are non-GAAP measures. See the “Outlook” discussion below and the related footnotes and Schedule A – “Reconciliation of Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS and adjusted EBITDA guidance.

MANAGEMENT COMMENTARY

Herbalife Nutrition reported net sales of $5.8 billion for the full year 2021, an increase of 5% compared to the prior year and an annual record for the Company. The Company also set annual records for reported diluted EPS, adjusted1 diluted EPS, reported net income and adjusted1 EBITDA. Additionally, the Company completed approximately $1 billion in share repurchases during the year.

“Global trends continue to drive demand for our science-backed nutrition products, resulting in another record year for Herbalife Nutrition,” said Chairman and CEO John Agwunobi.

In 2021, the number of distributors continued to grow as more individuals are seeking entrepreneurial and flexible business opportunities, while fulfilling the increasing global demand for health & wellness products. Over the course of the year the Company added 2.9 million new distributors and preferred members. Additionally, the Company announced record sales leader retention results for the last 12-month requalification period ending in January of 2022 of 68.9%.

For the fourth quarter 2021, net sales declined 7% compared to the fourth quarter 2020 as the year-over-year trend was impacted by a challenging comparison period. On a two-year stack basis, the Company saw growth of 8% compared to the fourth quarter 2019.

During the quarter, the Indian business continued its growth trajectory with a year-over-year increase in net sales of 33%. The Company announced additional investments in the Indian market with the opening of a 155,000 square foot center of excellence that will house a new global business services center, quality laboratory, distributor innovation space, as well as a research and development facility.

Looking to the future, the Company has initiated full year 2022 guidance, including net sales in the range of flat to 6% growth. Given current inflationary pressures, the Company expects 2022 adjusted2 diluted EPS and adjusted2 EBITDA to be impacted due to higher than usual cost increases within its supply chain. Guidance for adjusted2 diluted EPS is within the range of $4.25 – $4.75, and adjusted2 EBITDA guidance is $785 million - $845 million. Full year 2022 guidance assumes $50 million in share repurchases per quarter.

The Company also has announced details related to its transformation program, which will realign the Company and its employees to better support distributors and their customers, as well as invest in technology for the future. For the first phase of the program, the Company expects total pre-tax charges in the range of $25 million to $30 million, which is expected to result in annual incremental savings in the range of $10 million to $15 million, with some savings beginning in 2022, and full year savings expected to be realized in 2024.

“Investing in the future of our business remains a key priority, as well as identifying opportunities for efficiencies and improvements in productivity in order to drive long-term shareholder value,” said CFO Alex Amezquita.

Fourth Quarter and Full Year 2021 Key Metrics

Regional Net Sales and Foreign Exchange (“FX”) Impact

Region	Reported Net Sales 4Q’21 (mil)	Growth/Decline including FX vs. 4Q’20	Growth/Decline excluding FX vs. 4Q’20 (a)
Asia Pacific	$397.3	5.1%	6.4%
North America	$302.3	(2.6%)	(2.8%)
EMEA	$291.6	(7.4%)	(4.4%)
China	$130.4	(31.4%)	(33.9%)
Mexico	$109.2	(5.3%)	(4.3%)
South & Central America (b)	$87.2	(14.3%)	*
Worldwide Total	$1,318.0	(6.6%)	*
South & Central America excl. Venezuela (b)	$86.7	(14.5%)	(9.3%)
Worldwide Total excl Venezuela (b)	$1,317.5	(6.6%)	(5.5%)
Region	Reported Net Sales FY’21 (mil)	Growth/Decline including FX vs. FY’20	Growth/Decline excluding FX vs. FY’20 (a)
Asia Pacific	$1,586.1	17.7%	16.1%
North America	$1,428.9	4.1%	3.9%
EMEA	$1,335.4	10.5%	8.1%
China	$629.5	(22.2%)	(27.5%)
Mexico	$463.7	6.1%	0.7%
South & Central America (b)	$359.2	(2.0%)	*
Worldwide Total	$5,802.8	4.7%	*
South & Central America excl. Venezuela (b)	$357.5	(2.0%)	2.5%
Worldwide Total excl Venezuela (b)	$5,801.1	4.7%	2.9%

(a) Growth/decline in net sales excluding the effects of foreign exchange is based on “net sales in local currency,” a non-GAAP financial measure. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for the effects of foreign exchange is useful.

(b) Venezuela has been generally impacted by significant price increases and erosion in foreign currency exchange rates. Venezuela represents less than 1% of the Company’s consolidated net sales. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for Venezuela is useful.

* Figure not meaningful due to significant foreign currency fluctuations in Venezuela and the price increases implemented as a result thereof that, when considered in isolation, have a disproportionately large impact on the Company’s South and Central American region and consolidated results. For the fourth quarter 2021 amounts were (7.1%) and (5.3%) for South & Central America and Worldwide Total, respectively. For the full year 2021 amounts were 8.9% and 3.3% for South & Central America and Worldwide Total, respectively.

Regional Volume Point Metrics

	Volume Points		Volume Points
Region	4Q '21 (mil)	Yr/Yr % Chg	FY '21 (mil)	Yr/Yr % Chg
Asia Pacific	490.6	2.4%	1,960.1	16.0%
North America	374.0	(3.0%)	1,783.8	2.8%
EMEA	369.3	(6.7%)	1,629.3	4.3%
China	76.8	(30.8%)	375.8	(28.3%)
Mexico	210.2	(6.2%)	851.0	(3.3%)
South & Central America	123.5	(16.9%)	497.8	(7.0%)
Worldwide Total	1,644.4	(5.7%)	7,097.8	2.5%

Outlook

Following is the Company’s first quarter and full year 2022 guidance based on current business trends:

	Three Months Ending		Twelve Months Ending
	March 31, 2022		December 31, 2022
	Low	High	Low	High
Volume Point Growth vs 2021	(9.5%)	(3.5%)	(2.0%)	4.0%
Net Sales Growth vs 2021 (a)	(10.0%)	(4.0%)	0.0%	6.0%
Adjusted Diluted EPS (a) (b) (c)	$0.80	$1.00	$4.25	$4.75
Adjusted EBITDA ($ millions) (a) (c)	$165	$185	$785	$845
Cap Ex ($ millions)	-	-	$175	$225

Currency Fluctuation in Guidance

  Guidance is based on the average daily exchange rates for the first three weeks of January 2022.
  For the first quarter 2022, net sales guidance includes a projected currency headwind of approximately 240bps, adjusted(a)(b)(c) diluted EPS guidance includes a projected currency headwind of approximately $0.03 per diluted share, and adjusted(a)(b)(c) EBITDA guidance includes a projected currency headwind of approximately $4 million, all versus the first quarter 2021.
  For the full year 2022, net sales guidance includes a projected currency headwind of approximately 160bps, adjusted(a)(b)(c) diluted EPS guidance includes a projected currency headwind of approximately $0.17 per diluted share, and adjusted(a)(b)(c) EBITDA guidance includes a projected currency headwind of approximately $21 million, all versus the full year 2021.
  Net sales, adjusted(a)(b)(c) diluted EPS, and adjusted(a)(b)(c) EBITDA represent projections translated into US dollars at currency rates equal to the average rates used to translate 2021 first quarter and full year net sales and diluted EPS and adjusted for items such as hedging gains/losses and Venezuela to be directly comparable to 2021 values. See our Company’s Form 10-K for the year ended December 31, 2021 and Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for the effects of foreign exchange is useful.

Share Repurchase in Guidance

  With respect to guidance, the Company has assumed $50 million in share repurchases will be completed per quarter.
(a) Excludes any future potential Venezuela currency devaluations and associated pricing and inflationary consequences.

(b) Excludes the following items that cannot be accurately predicted: any future potential ongoing tax effects from the exercise or vesting of equity awards that could impact the Company's tax rate due to the stock compensation accounting standard, as well as any future potential dilution from the Company’s convertible notes due in 2024.

(c) Adjusted diluted EPS and adjusted EBITDA guidance are non-GAAP measures and exclude potential charges or gains that may be recorded during the applicable period, such as, among other things, loss contingencies, gain/loss on debt extinguishments and refinancing, tax charges relating to tax law changes, net expenses related to the COVID-19 pandemic, and other unanticipated charges and events. The Company does not provide reconciliations of forward-looking non-GAAP Adjusted diluted EPS and adjusted EBITDA guidance to net income, the comparable GAAP measure, because the impact and timing of these potential charges and gains cannot be determined without unreasonable efforts due to their inherent historical variability, complexity, and unpredictability. These items, which are necessary for a presentation of the reconciliation to GAAP, could have a potentially significant impact on the Company’s GAAP results.

Earnings Conference Call

Herbalife Nutrition senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Wednesday, February 23rd 2022, at 2:30 p.m. PT (5:30 p.m. ET).

The dial-in number for this conference call for domestic callers is (833) 962-1459, and (956) 394-3596 for international callers (conference ID: 5170349). Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://ir.Herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers (conference ID: 5170349). The webcast of the teleconference will be archived and available on Herbalife Nutrition's website.

About Herbalife Nutrition Ltd.

Herbalife Nutrition (NYSE: HLF) is a global nutrition company that has been changing people's lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers science-backed products to consumers in 95 markets by entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle. Through the Company's global campaign to eradicate hunger, Herbalife Nutrition is also committed to bringing nutrition and education to communities around the world.

For more information, please visit https://iamherbalifenutrition.com/.

Herbalife Nutrition also encourages investors to visit its investor relations website at ir.herbalife.com as financial and other information is updated and new information is posted.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Additionally, many of these risks and uncertainties are, and may continue to be, amplified by the COVID-19 pandemic. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in or implied by our forward-looking statements include the following:

  the potential impacts of the COVID-19 pandemic on us; our Members, customers, and supply chain; and the world economy;
  our ability to attract and retain Members;
  our relationship with, and our ability to influence the actions of, our Members;
  our noncompliance with, or improper action by our employees or Members in violation of, applicable U.S. and foreign laws, rules, and regulations;
  adverse publicity associated with our Company or the direct-selling industry, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;
  changing consumer preferences and demands and evolving industry standards, including with respect to climate change, sustainability, and other environmental, social, and governance, or ESG, matters;
  the competitive nature of our business and industry;
  legal and regulatory matters, including regulatory actions concerning, or legal challenges to, our products or network marketing program and product liability claims;
  the Consent Order entered into with the FTC, the effects thereof and any failure to comply therewith;
  risks associated with operating internationally and in China;
  our ability to execute our growth and other strategic initiatives, including implementation of our transformation program and increased penetration of our existing markets;
  any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, cybersecurity incidents, pandemics, and/or other acts by third parties;
  our ability to adequately source ingredients, packaging materials, and other raw materials and manufacture and distribute our products;
  our reliance on our information technology infrastructure;
  noncompliance by us or our Members with any privacy laws, rules, or regulations or any security breach involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;
  contractual limitations on our ability to expand or change our direct-selling business model;
  the sufficiency of our trademarks and other intellectual property;
  product concentration;
  our reliance upon, or the loss or departure of any member of, our senior management team;
  restrictions imposed by covenants in the agreements governing our indebtedness;
  risks related to our convertible notes;
  changes in, and uncertainties relating to, the application of transfer pricing, income tax, customs duties, value added taxes, and other tax laws, treaties, and regulations, or their interpretation;
  our incorporation under the laws of the Cayman Islands; and
  share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Results of Operations

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
	(unaudited)
North America	$302.3	$310.5	$1,428.9	$1,372.9
EMEA	291.6	315.0	1,335.4	1,208.3
Asia Pacific	397.3	377.9	1,586.1	1,347.7
Mexico	109.2	115.3	463.7	436.9
China	130.4	190.2	629.5	809.6
South and Central America	87.2	101.8	359.2	366.4
Worldwide Net Sales	1,318.0	1,410.7	5,802.8	5,541.8
Cost of Sales	296.6	309.4	1,239.3	1,150.6
Gross Profit	1,021.4	1,101.3	4,563.5	4,391.2
Royalty Overrides	423.9	438.9	1,833.7	1,690.1
Selling, General, and Administrative Expenses	513.2	515.5	2,012.1	2,075.0
Other Operating Income (1)	-	(1.5)	(16.4)	(14.5)
Operating Income	84.3	148.4	734.1	640.6
Interest Expense, net	36.7	35.2	148.7	124.2
Other Expense, net (2)	-	-	24.6	-
Income Before Income Taxes	47.6	113.2	560.8	516.4
Income Taxes	9.4	39.4	113.6	143.8
Net Income	$38.2	$73.8	$447.2	$372.6

Weighted-Average Shares Outstanding:
Basic	101.6	121.3	105.9	131.5
Diluted	103.6	124.3	108.3	134.5

Earnings Per Share:
Basic	$0.38	$0.61	$4.22	$2.83
Diluted	$0.37	$0.59	$4.13	$2.77

(1) Other Operating Income for the three months ended December 31, 2020 and for the twelve months ended December 31, 2021 and 2020 relates to certain China government grant income.
(2) Other Expense, net for the twelve months ended December 31, 2021 relates to loss on the extinguishment of the 2026 Notes.

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	Dec 31,	Dec 31,
	2021	2020

ASSETS
Current Assets:
Cash and cash equivalents	$601.5	$1,045.4
Receivables, net	66.9	83.3
Inventories	575.7	501.4
Prepaid expenses and other current assets	187.7	145.7
Total Current Assets	1,431.8	1,775.8

Property, plant and equipment, net	442.1	390.2
Operating lease right-of-use assets	220.0	222.8
Marketing-related intangibles and other intangible assets, net	317.3	313.3
Goodwill	95.4	100.5
Other assets	313.2	273.5
Total Assets	$2,819.8	$3,076.1

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$92.0	$88.7
Royalty overrides	363.2	358.2
Current portion of long-term debt	29.4	22.9
Other current liabilities	595.8	657.5
Total Current Liabilities	1,080.4	1,127.3

Non-current liabilities:
Long-term debt, net of current portion	2,733.2	2,405.5
Non-current operating lease liabilities	201.2	206.7
Other non-current liabilities	196.5	192.7
Total Liabilities	4,211.3	3,932.2

Commitments and Contingencies

Shareholders' deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	318.1	342.3
Accumulated other comprehensive loss	(211.8)	(182.2)
Accumulated deficit	(1,169.0)	(687.4)
Treasury stock	(328.9)	(328.9)
Total Shareholders' Deficit	(1,391.5)	(856.1)

Total Liabilities and Shareholders' Deficit	$2,819.8	$3,076.1

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Twelve Months Ended
	12/31/2021	12/31/2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$447.2	$372.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107.6	100.3
Share-based compensation expenses	54.1	51.0
Non-cash interest expense	30.1	26.7
Deferred income taxes	(33.3)	2.0
Inventory write-downs	28.8	20.6
Foreign exchange transaction loss	14.3	9.9
Loss on extinguishment of debt	24.6	-
Other	5.2	5.3
Changes in operating assets and liabilities:
Receivables	9.6	(5.8)
Inventories	(129.1)	(76.6)
Prepaid expenses and other current assets	(49.3)	(11.9)
Accounts payable	6.9	5.5
Royalty overrides	17.8	61.2
Other current liabilities	(68.8)	77.6
Other	(5.4)	(9.8)
NET CASH PROVIDED BY OPERATING ACTIVITIES	460.3	628.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(151.4)	(112.0)
Other	(5.0)	(11.2)
NET CASH USED IN INVESTING ACTIVITIES	(156.4)	(123.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from senior secured credit facility, net of discount	671.1	31.5
Principal payments on senior secured credit facility and other debt	(563.5)	(24.5)
Proceeds from senior notes	600.0	600.0
Repayment of senior notes	(420.7)	-
Debt issuance cost	(8.4)	(7.9)
Share repurchases	(1,011.3)	(923.5)
Other	4.2	3.5
NET CASH USED IN FINANCING ACTIVITIES	(728.6)	(320.9)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(18.9)	22.0
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(443.6)	206.5
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,054.0	847.5
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$610.4	$1,054.0

Cash paid during the year:
Interest paid	$143.5	$78.9
Income taxes paid	$156.3	$138.2

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited and unreviewed), (All tables provide Dollars in millions, except per Share Data)

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA

In addition to its reported results and guidance calculated in accordance with GAAP, the Company has included in this release adjusted net income, adjusted diluted EPS and adjusted EBITDA, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Adjusted net income, adjusted diluted EPS and adjusted EBITDA exclude the impact of certain unusual or non-recurring items such as non-cash interest expense and amortization associated with the Company’s convertible notes, expenses related to regulatory inquiries and legal accruals, debt issuance costs and losses on extinguishment of debt, expenses related to COVID-19 pandemic, non-income tax items, and expenses related to transformation program, as further detailed in the reconciliations below. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, calculated in accordance with GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. The Company’s definition and calculation as set forth in the tables below of adjusted net income, adjusted diluted EPS and adjusted EBITDA may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from nor as alternatives to net income or diluted EPS calculated in accordance with GAAP. The Company does not provide reconciliations of forward-looking non-GAAP adjusted diluted EPS and adjusted EBITDA guidance to net income, the comparable GAAP measure, because the impact and timing of the potential charges and gains cannot be determined without unreasonable efforts due to the inherent historical variability, complexity, and unpredictability. These items, which are necessary for a presentation of a reconciliation to GAAP, could have a potentially significant impact on the Company’s GAAP results.

Currency Fluctuation

Our international operations have provided and will continue to provide a significant portion of our total net sales. As a result, total net sales will continue to be affected by fluctuations in the U.S. dollar against foreign currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, in addition to comparing the percent change in net sales from one period to another in U.S. dollars, we also compare the percent change in net sales from one period to another period using “net sales in local currency.” Net sales in local currency is not a U.S. GAAP financial measure. Net sales in local currency removes from net sales in U.S. dollars the impact of changes in exchange rates between the U.S. dollar and the local currencies of our foreign subsidiaries, by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period. We believe presenting net sales in local currency is useful to investors because it allows a meaningful comparison of net sales of our foreign operations from period to period. However, net sales in local currency measures should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

In addition, the impact of foreign currency fluctuations in Venezuela and the price increases the Company implements as a result of the highly inflationary economy in that market can each, when considered in isolation, have a disproportionately large impact to the Company’s consolidated results despite the offsetting nature of these drivers and that net sales in Venezuela, which represent less than 1% of the Company’s consolidated net sales, are not material to our consolidated results. Therefore, in certain instances, the Company believes it is helpful to provide additional information with respect to these factors as reported and excluding the impact of Venezuela to illustrate the disproportionate nature of Venezuela’s individual pricing and foreign exchange impact to the Company’s consolidated results. However, excluding the impact of Venezuela from these measures is not in accordance with U.S. GAAP and should not be considered in isolation or as an alternative to the presentation and discussion thereof calculated in accordance with U.S. GAAP.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Twelve Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
	(in millions)

Net income, as reported	$38.2	$73.8	$447.2	$372.6
Expenses related to regulatory inquiries and legal accruals (1) (2) (3) (4)	12.5	0.2	12.5	85.9
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (5)	6.1	5.6	23.7	21.8
Debt issuance costs related to the senior secured credit facility amendment (1) (2) (6)	-	-	1.7	0.5
Net expenses related to COVID-19 pandemic (1) (2)	2.0	4.6	13.8	21.2
Loss on extinguishment of debt (1) (2) (7)	-	-	24.6	-
Non-income tax items, net (1) (2) (8)	-	-	(7.4)	-
Expenses related to transformation program (1) (2)	5.3	-	12.9	-
Income tax adjustments for above items (1) (2)	(4.8)	4.0	(10.9)	(2.6)
Net income, as adjusted (9)	$59.3	$88.1	$518.0	$499.4

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items.

	Three Months Ended		Twelve Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
	(per share)

Diluted earnings per share, as reported	$0.37	$0.59	$4.13	$2.77
Expenses related to regulatory inquiries and legal accruals (1) (2) (3) (4)	0.12	-	0.12	0.64
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (5)	0.06	0.05	0.22	0.16
Debt issuance costs related to the senior secured credit facility amendment (1) (2) (6)	-	-	0.02	-
Net expenses related to COVID-19 pandemic (1) (2)	0.02	0.04	0.13	0.16
Loss on extinguishment of debt (1) (2) (7)	-	-	0.23	-
Non-income tax items, net (1) (2) (8)	-	-	(0.07)	-
Expenses related to transformation program (1) (2)	0.05	-	0.12	-
Income tax adjustments for above items (1) (2)	(0.05)	0.03	(0.10)	(0.01)
Adjusted diluted earnings per adjusted share (9)	$0.57	$0.71	$4.79	$3.71

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to EBITDA and adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
	(in millions)

Net income, as reported	$38.2	$73.8	$447.2	$372.6
Interest Expense, net	36.7	35.2	148.7	124.2
Income Taxes	9.4	39.4	113.6	143.8
Depreciation and amortization	27.5	26.0	107.6	100.3
EBITDA	$111.8	$174.4	$817.1	$740.9
Expenses related to regulatory inquiries and legal accruals (1) (2) (3) (4)	12.5	0.2	12.5	85.9
Net expenses related to COVID-19 pandemic (1) (2)	2.0	4.6	13.8	21.2
Loss on extinguishment of debt (1) (2) (7)	-	-	24.6	-
Non-income tax items, net (1) (2) (8)	-	-	(7.4)	-
Expenses related to transformation program (1) (2)	5.3	-	12.9	-
Adjusted EBITDA	$131.6	$179.2	$873.5	$848.0

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s).

(2) Excludes tax (benefit)/expense as follows:
	Three Months Ended		Twelve Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
	(in millions)

Expenses related to regulatory inquiries and legal accruals	$(2.9)	$4.2	$(2.9)	$(0.5)
Non-cash interest expense and amortization of non-cash issuance costs	(0.7)	(0.2)	-	-
Debt issuance costs related to the senior secured credit facility amendment	(0.1)	-	(0.4)	(0.1)
Net expenses related to COVID-19 pandemic	(0.5)	-	(2.6)	(2.0)
Loss on extinguishment of debt	-	-	(5.5)	-
Non-income tax items, net	-	-	1.8	-
Expenses related to transformation program	(0.7)	-	(1.4)	-
Total income tax adjustments (9)	$(4.8)	$4.0	$(10.9)	$(2.6)

	Three Months Ended		Twelve Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
	(per share)

Expenses related to regulatory inquiries and legal accruals	$(0.03)	$0.03	$(0.03)	$-
Non-cash interest expense and amortization of non-cash issuance costs	(0.01)	-	-	-
Debt issuance costs related to the senior secured credit facility amendment	-	-	-	-
Net expenses related to COVID-19 pandemic	-	-	(0.02)	(0.01)
Loss on extinguishment of debt	-	-	(0.05)	-
Non-income tax items, net	-	-	0.02	-
Expenses related to transformation program	(0.01)	-	(0.01)	-
Total income tax adjustments (9)	$(0.05)	$0.03	$(0.10)	$(0.01)

(3) Includes legal accrual recorded during the twelve months ended December 31, 2020 of $83.1 million relating to the SEC and DOJ investigations on the FCPA matter in China as described in the Company's Form 10-K for the year ended December 31, 2021.
(4) Amounts for the three and twelve months ended December 31, 2021 relates to legal accrual for certain lawsuit as described in the Company's Form 10-K for the year ended December 31, 2021.
(5) Relates to non-cash expense on the Company's 2.625% convertible senior notes due 2024.
(6) Relates to costs incurred in the amendment of the senior secured credit facility as described in the Company's Form 10-K for the year ended December 31, 2021. There is no per share amount for 2020 due to rounding.
(7) Relates to the loss on the extinguishment of the senior notes due 2026.
(8) Relates to certain non-income tax assessments, recoveries and credits.
(9) Amounts may not total due to rounding.

Contacts

Media Contact:
Jennifer Butler
VP, Media Relations
213.745.0420

Investor Contact:
Eric Monroe
Senior Director, Investor Relations
213.745.0449